200 Witmer Road - P.O. Box 1015 - Horsham, PA 19044-8015
GMAC
Commercial Mortgage

Annual Statement as to Compliance
For the Year Ended December 31, 2004
J.P. Morgan Chase Commercial Mortgage Securities Corp.,
Series 2004-C2

Pursuant to Section 3.13 of the Pooling and Servicing Agreement governing the referenced transaction, I hereby attest that:
i.
A review of the activities of GMAC Commercial Mortgage Corporation as Master
Servicer during the period, and of its performance under this Pooling and Servicing
Agreement, has been made under my supervision.
ii.
To the best of my knowledge, based on such review, GMAC Commercial Mortgage
Corporation as Master Servicer, has fulfilled in all material respects its obligations under this Pooling and Servicing Agreement throughout the period.
iii.
GMAC Commercial Mortgage Corporation, as Master Servicer, has received no notice regarding qualifications, or challenging the status, of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

GMAC COMMERCIAL MORTGAGE CORPORATION

/s/ Brian T. Stauffer
Brian T. Stauffer
Senior Vice President
February 20, 2005